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As filed with the Securities and Exchange Commission on September 10, 2002

Registration No. 333-84438

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FAO, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-3971414 (I.R.S. Employer Identification No.)
2520 Renaissance Boulevard King of Prussia, PA (Address of principal executive offices)	19406 (Zip code)

610.292.6600
(Registrant's telephone number, including area code)

Jerry R. Welch
2520 Renaissance Boulevard
King of Prussia, PA 19406
610.292.6600
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

From time to time after the Registration Statement becomes effective
(Approximate date of commencement of proposed sale to the public)

        If the only securities being registered on the Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee (1)

N/A	N/A	N/A	N/A	N/A

(1)
No additional securities are to be registered, and registration fees were paid upon filing of the original registration statement on Form S-3 (File No. 333-84438). Therefore, no further registration fee is required.

        This Post-Effective Amendment shall become effective in accordance with Section 8(c) of the Securities Act of 1933, on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(c) may determine.

EXPLANATORY NOTE

        This Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 (File No. 333-84438), as amended, is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the "Securities Act"), by FAO, Inc., a Delaware corporation ("FAO Delaware" or the "Registrant"), which is the successor to F.A.O., Inc., a California corporation ("FAO California"), following a statutory merger effective on September 10, 2002 (the "Merger") effected for the purpose of changing FAO California's state of incorporation to Delaware. Prior to the Merger FAO Delaware had no assets or liabilities other than nominal assets or liabilities. In connection with the Merger, FAO Delaware succeeded by operation of law to all of the assets and liabilities of FAO California. The Merger was approved by the shareholders of FAO California at a meeting for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        In connection with the Merger, pursuant to Rule 414(d) under the Securities Act, except as modified by this amendment, the Registrant hereby expressly adopts FAO California's Registration Statement on Form S-3, as amended (File No. 333-84438) as the Registrant's own registration statement for all purposes of the Securities Act and the Exchange Act.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 15. Indemnification of Directors and Officers

        Under Section 145 of the Delaware General Corporation Law, we are empowered to indemnify our directors and officers as provided therein. Our certificate of incorporation provides that we will indemnify each person who is or was a director of officer of the company, or is or was serving at our request as a director of officer of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

        Under the Delaware General Corporation Law, such indemnification provision may not eliminate or limit director monetary liability for: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) transactions in which the director received an improper personal benefit. Such limitation of liability provisions also may not limit a director's liability for violation of, or otherwise relieve the company or its directors from the necessity of complying, with federal or state securities laws, or affect the availability of nonmonetary remedies such as injunctive relief or rescission.

        In effect, under the Delaware General Corporation Law provision, a director of the company could not be held liable for monetary damages to the company or its stockholders for gross negligence or lack of due care in carrying out his or her fiduciary duties as a director so long as such gross negligence or lack of due care does not involve bad faith or a breach of his or her duty of loyalty to the company.

        Our bylaws provide that each director, officer or employee who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of ours or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, is to be indemnified and held harmless by us to the fullest extent permitted or required by the Delaware General Corporation Law against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided below with respect to proceedings to enforce rights to indemnification, we are required to indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if the proceeding (or part thereof) was authorized by our board.

        This right to indemnification includes the right to have paid by us the expenses (including, without limitation, attorneys' fees and expenses) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law so requires, such an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) will be made only upon delivery to us of an undertaking by or on behalf of such indemnitee to repay all amounts so advanced, if it is ultimately determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under our bylaws or otherwise. The rights to indemnification and to the advancement of expenses conferred in our bylaws are contract rights and these rights continue as to an indemnitee who has ceased to be a director, officer, employee or agent and inure to the benefit of the indemnitee's heirs, executors and administrators.

        The rights to indemnification and to the advancement of expenses conferred in our bylaws are not exclusive of any other right which any person may have or hereafter acquire under any statute, our certificate of incorporation, our bylaws, or any agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant is party to indemnification agreements with certain of the former directors and executive officers of its predecessor issuer, F.A.O., Inc., a California corporation.

        Under the indemnification agreements:

  •
  the Registrant must indemnify such individuals to the fullest extent permitted by applicable law;

  •
  the Registrant must advance costs and expenses incurred by the officer or director in defending or investigating an action, and if the Registrant advances such payments and such person is not entitled to indemnification, then he or she must repay such amounts to the Registrant;

  •
  an officer or director may petition the court to require the Registrant to pay the amounts agreed to in the agreements; and

  •
  if such officer or director is successful in making such a request to the court, he or she is entitled to the court costs incurred.

        The benefits of the indemnification agreements are not available to the extent the officer or director:

  (1)
  has already received payment (under any insurance policy, bylaw or otherwise) of the amounts otherwise indemnifiable under his or her indemnification agreement;

  (2)
  has a judgment rendered against him or her in a proceeding for an accounting of profits made from the purchase or sale of securities of the Registrant under the provisions of Section 16(b) of the Exchange Act, or under similar provisions of any federal, state or local laws; or

  (3)
  has committed an act, transaction or omission for which he or she may not be relieved of liability under applicable law.

        We generally maintain insurance, at our expense, to protect us and any of our directors, officers, employees or agents or those of another corporation, partnership, joint venture, trust or other enterprise who serve in such capacity as our agents, against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

        We may, to the extent authorized from time to time by our board, grant rights to indemnification and to the advancement of expenses to any of our employees or agents to the fullest extent of the provisions of our bylaws with respect to the indemnification and advancement of expenses of our directors and officers.

Item 16. Exhibits

Exhibit Number	Description
2.1	Asset Purchase Agreement by and among Zany Brainy, Inc., Children's Products, Inc., Children's Development, Inc., Noodle Kidoodle, Inc., Children's Distribution, LLC and Zany Brainy Direct LLC, F.A.O., Inc. (fka The Right Start, Inc.) and ZB Company, Inc., dated August 31, 2001, including registration rights.(1)
2.2	Agreement and Plan of Merger by and between FAO, Inc. and F.A.O., Inc., dated August 23, 2002.(2)
3.1	Certificate of Incorporation of FAO, Inc., dated March 26, 2002.(3)
3.2	Bylaws of FAO, Inc., as last amended August 22, 2002.(2)
4.1	Form of FAO, Inc. Common Stock Certificate (2)
4.2
Warrant dated November 13, 2001, to purchase shares of common stock of F.A.O., Inc. (fka The Right Start, Inc.) issued to ARBCO Associates, L.P. Substantially identical warrants were issued to three investors exercisable for an aggregate of 100,000 shares of common stock of F.A.O., Inc. (fka The Right Start, Inc.) at an exercise price of $3.50 per share.(4)
4.3
Warrant dated October 6, 2000, to purchase shares of common stock of F.A.O., Inc. (fka The Right Start, Inc.) issued to ARBCO Associates, L.P. Substantially identical warrants were issued to 22 investors exercisable for a total of 449,000 shares of common stock of FAO, Inc. (fka The Right Start, Inc.) at an exercise price of $2.00 per share.(4)

4.4	Registration Rights Agreement dated as of September 1, 2000 in favor of purchasers of (since converted) Senior Subordinated Pay-in-Kind Notes, due 2005 of F.A.O., Inc. (fka The Right Start, Inc.)(4)
4.5	Registration Rights Agreement dated as of October 6, 2000 in favor of purchasers of (since converted) Series D Convertible Pay-in-Kind Preferred Stock of F.A.O., Inc. (fka The Right Start, Inc.)(4)
4.6
Registration Rights Agreement dated September 5, 2001 among F.A.O., Inc. (fka The Right Start, Inc.), Athanor Holdings, LLC, Fred Kayne, funds managed by Kayne Anderson Capital Advisors, L.P., Richard Kayne, Palomar Ventures I, L.P., Marina Corporate LLC and Michael Targoff.(4)
4.7
Registration Rights Agreement dated May 6, 1997 among F.A.O., Inc. (fka The Right Start, Inc.), funds managed by Kayne Anderson Capital Advisors, L.P., Arthur E. Hall, Cahill, Warnock Strategic Partners Fund, L.P., Fred Kayne, Michael Targoff and The Travelers Indemnity Company.(5)
4.8
Registration Rights Agreement dated September 4, 1997, between F.A.O., Inc. (fka The Right Start, Inc.) and certain funds managed by Kayne Anderson Capital Advisors, L.P., Cahill, Warnock Strategic Partners Fund, L.P., The Travelers Indemnity Company and certain other investors named therein.(5)
4.9
Registration Rights Agreement dated August 3, 1995 among F.A.O., Inc. (fka The Right Start, Inc.), funds managed by Kayne Anderson Capital Advisors, L.P., Albert Nicholas, Fred Kayne and Primerica Life.(6)
4.10	Investment Agreement, dated and effective as of August 15, 2001, by and between FAO, Inc. (fka The Right Start, Inc.) and Athanor Holdings, LLC.(1)
4.11	Amendment No. 1 to Investment Agreement, dated September 5, 2001.(7)
4.12	Stockholders Agreement between Fred Kayne and Kayne Anderson Investment Management, Inc. and Athanor Holdings, LLC, dated August 15, 2001.(1)
4.13	Amendment No. 1 to Stockholders Agreement, dated September 5, 2001.(7)
5.1	Opinion of Fulbright & Jaworski L.L.P.
23.1	Consent of Fulbright & Jaworski L.L.P. (included with Exhibit 5.1)

(1)
Previously filed as an Exhibit to F.A.O., Inc.'s (fka The Right Start, Inc.) Current Report on Form 8-K dated September 5, 2001, as amended.

(2)
Previously filed as an Exhibit to FAO, Inc.'s Current Report on Form 8-K dated September 10, 2002.

(3)
Previously filed as an Exhibit to F.A.O., Inc.'s Current Report on Form 8-K dated March 26, 2002 (filed August 26, 2002).

(4)
Previously filed as an Exhibit to F.A.O., Inc.'s (fka The Right Start, Inc.) Current Report on Form 8-K dated March 26, 2002 (filed May 1, 2002), as amended.

(5)
Previously filed as an Exhibit to F.A.O., Inc.'s (fka The Right Start, Inc.) Annual Report on Form 10-K for the fiscal year ended January 31, 1998.

(6)
Previously filed as an Exhibit to F.A.O., Inc.'s (fka The Right Start, Inc.) Annual Report on Form 10-K for the fiscal year ended June 1, 1996.

(7)
Previously filed as an Exhibit to F.A.O., Inc.'s (fka The Right Start, Inc.) Current Report on Form 8-K/A dated September 5, 2001.

Item 17. Undertakings

  (a)
  The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  To include any material information with respect to the Plan of Distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issues.

SIGNATURES

        Pursuant to the requirement of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in King of Prussia, State of Pennsylvania, on September 10, 2002.

FAO, INC.

By:	/s/ JERRY R. WELCH Jerry R. Welch President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jerry R. Welch, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully so or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JERRY R. WELCH Jerry R. Welch	President and Chief Executive Officer, Director	September 10, 2002
/s/ RICHARD A. KAYNE Richard A. Kayne	Director	September 10, 2002

Fred Kayne	Chairman of the Board, Director
/s/ JILL T. HIGGINS Jill T. Higgins	Director	September 10, 2002
/s/ ANDREW FESHBACH Andrew Feshbach	Director	September 10, 2002
/s/ ROBERT R. HOLLMAN Robert R. Hollman	Director	September 10, 2002
/s/ HOWARD M. ZELIKOW Howard M. Zelikow	Director	September 10, 2002
/s/ RAYMOND P. SPRINGER Raymond P. Springer	Chief Financial Officer (Principal Financial and Accounting Officer)	September 10, 2002

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
POWER OF ATTORNEY